UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     March 7, 2005

CHURCHILL DOWNS INCORPORATED

(Exact name of registrant as specified in its charter)

KENTUCKY	0-1469	61-0156015

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue Louisville, Kentucky	40208

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 636-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On March 7, 2005, Churchill Downs Incorporated (the “Company”) amended and restated the October 19, 2004 subordinated unsecured convertible promissory note in the principal amount of $16,669,379.87 originally issued to Brad M. Kelley in redemption of 452,603 shares of the Company’s Common Stock from Mr. Kelley on October 19, 2004.

        The note was amended and restated to eliminate the Company’s ability to pay at maturity the principal and any unpaid accrued interest in any combination of cash and shares of the Company’s common stock as provided in the original note issued October 19, 2004, and to provide for such payment at maturity of principal and any unpaid interest only in cash.

        The note as amended and restated (the “Amended and Restated Note”) matures on October 18, 2014, and may not be prepaid without Mr. Kelley’s consent. The Amended and Restated Note bears interest on an annualized basis based upon the dividends which Mr. Kelley would have received on the Company shares redeemed had such redemption not occurred.

        As the holder of the Amended and Restated Note, Mr. Kelley may declare the outstanding principal and unpaid interest on the Amended and Restated Note immediately due and payable upon an event of default under the Amended and Restated Note and so long as such condition exists, including default in the payment of the principal and unpaid accrued interest of the Amended and Restated Note within fifteen days of when due and payable, the institution of certain bankruptcy or insolvency proceedings against the Company, the continuance for sixty days after the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief, and the failure of the Company to convert the Amended and Restated Note in accordance with the procedures set forth in the Amended and Restated Note (in which case the Amended and Restated Note shall accrue interest at the maximum allowable rate until the date of conversion).

    Mr. Kelley may convert the Amended and Restated Note, in whole or in part and upon not less than seventy-five days notice to the Company, into the number of shares of the Company’s common stock equal to the principal amount of the Amended and Restated Note being converted divided by $36.83. Under the terms of the Amended and Restated Note, Mr. Kelley may exercise his conversion right if his total beneficial ownership of the Company’s common stock immediately after conversion would be less than 4.9% of the total number of issued and outstanding shares of common stock. If Mr. Kelley’s post-conversion beneficial ownership of the Company’s common stock would be 5.0% or greater, he may exercise the conversion right only if he has fully disclosed any and all information, has executed any documents, and has taken all steps required by any applicable gaming agency or regulatory authority for holders of 5.0% of the Company’s common stock (the “Disclosure Requirements”).

        The Amended and Restated Note may be immediately converted without prior notice, subject to Mr. Kelley’s compliance with the Disclosure Requirements, in the event the Company establishes a record date for holders to receive certain Company distributions (other than a distribution payable only in cash), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or in the event of certain reorganizations, reclassifications, recapitalizations, transfers, consolidations or mergers or any voluntary or involuntary dissolution, liquidation or winding-up of the Company.

        The Amended and Restated Note is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        A copy of the news release issued by Churchill Downs Incorporated (the “Company”) on March 8, 2005 describing an unanticipated, non-cash expense in the fourth quarter of 2004, representing an unrealized loss on derivative instruments embedded in the convertible promissory note between Brad M. Kelley and the Company dated October 19, 2004 is attached hereto as Exhibit 99.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

        The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

ITEM 7.01 REGULATION FD DISCLOSURE.

        The information provided in Item 2.02 of this Current Report on Form 8-K is incorporated by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)        Exhibits

10.1	Churchill Downs Incorporated Amended and Restated Convertible Promissory Note dated March 7, 2005.

99.1	Press release dated March 8, 2005 issued by Churchill Downs Incorporated.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
March 11, 2005	/s/ Michael W. Anderson Michael W. Anderson VP Finance and Treasurer